TEMPUR SEALY REPORTS SECOND QUARTER 2018 RESULTS
- Net Sales Increased 1.6%, Direct Sales Increased 22%
- Tempur-Pedic US Sales Increased 10%
- Updated Financial Guidance for the Full Year 2018

LEXINGTON, KY, July 26, 2018 - Tempur Sealy International, Inc. (NYSE: TPX) today announced financial results for the second quarter ended June 30, 2018. The Company also updated its financial guidance for the full year 2018.

SECOND QUARTER 2018 FINANCIAL SUMMARY

•
Total net sales increased 1.6% to $669.7 million from $659.3 million in the second quarter of 2017. On a constant currency basis(1), total net sales increased 1.2%, with an increase of 0.1% in the North America business segment and an increase of 5.4% in the International business segment.

•	Gross margin under U.S. generally accepted accounting principles ("GAAP") was 41.2% as compared to 40.7% in the second quarter of 2017.

•
GAAP operating income decreased 1.9% to $55.5 million as compared to $56.6 million in the second quarter of 2017. Operating income in the second quarter of 2018 included $6.9 million of restructuring charges. Adjusted operating income(1) increased 10.2% to $62.4 million as compared to GAAP operating income of $56.6 million in the second quarter of 2017. The Company had no adjustments to operating income in the second quarter of 2017.

•
GAAP net income decreased 6.9% to $22.8 million as compared to $24.5 million in the second quarter of 2017. Adjusted net income(1) increased 16.3% to $28.5 million as compared to GAAP net income of $24.5 million in the second quarter of 2017. The Company had no adjustments to net income in the second quarter of 2017.

•
Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) decreased 2.3% to $83.8 million as compared to $85.8 million for the second quarter of 2017. Adjusted EBITDA(1) increased 5.7% to $90.7 million as compared to EBITDA(1)of $85.8 million in the second quarter of 2017. The Company had no adjustments to EBITDA in the second quarter of 2017.

•
GAAP earnings per diluted share ("EPS") decreased 6.7% to $0.42 as compared to $0.45 in the second quarter of 2017. Adjusted EPS(1) increased 15.6% to $0.52 as compared to GAAP EPS of $0.45 in the second quarter of 2017. The Company had no adjustments to EPS in the second quarter of 2017.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Change	% Change Constant Currency (1)
	June 30, 2018	June 30, 2017
Net sales	$669.7	$659.3	1.6%	1.2%
EBITDA (1)	83.8	85.8	(2.3)%	(2.0)%
Adjusted EBITDA (1)	90.7	85.8	5.7%	6.0%
EPS	0.42	0.45	(6.7)%	(4.4)%
Adjusted EPS (1)	0.52	0.45	15.6%	17.8%

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, "This quarter marks an important inflection point for the Company as we returned to growth, with Adjusted EPS(1) growing 15.6% compared to the second quarter of 2017. Our new Tempur and Sealy products are performing extremely well and are taking share in the mid-priced segment. We expect sales growth to ramp as we roll-out our higher end Tempur LuxeAdapt and Breeze products in North America over the next few quarters. These products will give our retail partners the tools they need to drive higher average selling prices and to increase their profitability. We are confident that the combination of these innovative new products, our expanding direct to consumer business, and our ongoing productivity initiatives will drive further growth in the second half of 2018 and beyond."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales increased to $527.8 million from $525.4 million in the second quarter of 2017. GAAP gross margin was 38.5% as compared to 37.9% in the second quarter of 2017. GAAP operating margin was 12.2% as compared to 10.6% in the second quarter of 2017.

North America net sales through the wholesale channel decreased $1.7 million to $494.3 million. North America net sales through the direct channel increased $4.1 million, or 13.9%, to $33.5 million, primarily driven by growth from expanded retail stores and increased web sales, as compared to the second quarter of 2017.

North America gross margin improved 60 basis points as compared to gross margin for the second quarter of 2017. The improvement was driven primarily by operational improvements, increased pricing, and favorable brand mix. These were partially offset by commodity cost inflation. North America operating margin improved 160 basis points as compared to operating margin for the second quarter of 2017. The improvement in operating margin was driven by favorable operating expense leverage and the improvement in gross margin.

International net sales increased 6.0% to $141.9 million from $133.9 million in the second quarter of 2017. On a constant currency basis(1), International net sales increased 5.4% compared to the second quarter of 2017. Gross margin was 51.2% as compared to 52.1% in the second quarter of 2017. Operating margin was 13.0% as compared to 19.6% in the second quarter of 2017.

International net sales through the wholesale channel increased $0.1 million to $108.5 million and sales through the direct channel increased $7.9 million, or 31.0%, to $33.4 million as compared to the second quarter of 2017.

International gross margin declined 90 basis points as compared to gross margin for the second quarter of 2017. The decline in gross margin was driven primarily by commodity cost inflation, foreign exchange and unfavorable mix. These were partially offset by the change in classification of royalty income due to the adoption of new revenue recognition guidance. International adjusted operating margin(1) declined 320 basis points as compared to operating margin for the second quarter of 2017, primarily driven by the change in classification of royalty income due to the adoption of new revenue recognition guidance and the decline in gross margin.

Corporate GAAP operating expense increased to $27.1 million from $25.5 million in the second quarter of 2017. Corporate adjusted operating expense(1) decreased to $25.1 million as compared to GAAP operating expense of $25.5 million in the second quarter of 2017.

Balance Sheet

As of June 30, 2018, the Company reported $32.6 million in cash and cash equivalents and $1.8 billion in total debt, as compared to $41.9 million in cash and cash equivalents and $1.8 billion in total debt as of December 31, 2017.

Financial Guidance

The Company updated today its financial guidance for 2018. For the full year 2018, the Company currently expects adjusted EBITDA(1) to range from $440 million to $460 million due to incremental commodities, net of the pricing actions expected to be realized in 2018, and the continued headwinds from competitive pressures.

The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

The Company also noted that its 2018 outlook for adjusted EBITDA is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability.  The Company further noted that it is unable to reconcile this forward-looking non-GAAP financial measure to GAAP net income, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income in 2018 but would not impact adjusted EBITDA. These items that impact comparability may include restructuring activities, foreign currency exchange rates, income taxes (including the impact of the Tax Cuts and Jobs Act of 2017), and other items. The unavailable information could have a significant impact on the Company’s full year 2018 GAAP financial results.

Recent Changes to Revenue Recognition Accounting Standards

Due to a new revenue recognition standard adopted on January 1, 2018, the Company changed the classification of royalty income from a component of operating income to revenue. In the second quarter of 2018, this accounting standard adoption increased North America wholesale net sales by $2.1 million and increased International wholesale net sales by $3.4 million, as compared to the same period in the prior year. There is no impact to reported operating income, net income, or EBITDA arising from this change in classification. Although these earnings measures did not change, net sales and gross margin increased compared to the same period in the prior year and operating margin was negatively impacted by this change in accounting standard. This will continue to impact the Company's results and their comparability to the prior year period, in each quarter of 2018.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, July 26, 2018, at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted operating income, adjusted gross margin, adjusted operating margin, consolidated funded debt, and consolidated funded debt less qualified cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

Forward-Looking Statements

This press release contains "forward-looking statements," within the meaning of the federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding adjusted EBITDA for 2018 and performance generally for 2018 and subsequent periods and the Company's expectations for product launches over the next few quarters, increasing sales growth, expanding direct to consumer business and ongoing productivity initiatives. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company’s capital structure and debt level; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company's gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s wholesale channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; changes in demand for the Company's products by significant retailer customers; the Company’s ability to expand brand awareness; the Company's ability to expand distribution either through third parties or through direct sales; the Company’s ability to continuously improve and expand its product line and successfully roll out new products, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or investigation proceedings and pending litigation; changing commodity costs; the effect of future legislative or regulatory changes; and disruptions to the implementation of the Company's strategic priorities and business plan caused by abrupt changes in the Company's senior management team and Board of Directors.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2017. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Chg %	June 30,		Chg %
	2018	2017		2018	2017
Net sales	$669.7	$659.3	1.6%	$1,317.7	$1,381.4	(4.6)%
Cost of sales (1)	393.6	390.7		773.7	826.2
Gross profit	276.1	268.6	2.8%	544.0	555.2	(2.0)%
Selling and marketing expenses	157.4	152.3		306.3	306.0
General, administrative and other expenses	67.0	69.0		136.0	135.5
Customer termination charges, net (1)	—	—		—	14.4
Equity income in earnings of unconsolidated affiliates	(3.8)	(4.4)		(7.7)	(7.1)
Royalty income, net of royalty expense	—	(4.9)		—	(9.7)
Operating income	55.5	56.6	(1.9)%	109.4	116.1	(5.8)%

Other expense, net:
Interest expense, net	24.5	22.1		47.4	44.2
Other expense (income), net	1.2	(0.3)		(0.6)	(9.5)
Total other expense, net	25.7	21.8		46.8	34.7

Income before income taxes	29.8	34.8	(14.4)%	62.6	81.4	(23.1)%
Income tax provision	(8.6)	(13.1)		(18.6)	(27.7)
Net income before non-controlling interest	21.2	21.7	(2.3)%	44.0	53.7	(18.1)%
Less: Net loss attributable to non-controlling interest	(1.6)	(2.8)		(1.9)	(4.7)
Net income attributable to Tempur Sealy International, Inc.	$22.8	$24.5	(6.9)%	$45.9	$58.4	(21.4)%

Earnings per common share:
Basic	$0.42	$0.45		$0.84	$1.08
Diluted	$0.42	$0.45	(6.7)%	$0.83	$1.07	(22.4)%
Weighted average common shares outstanding:
Basic	54.4	53.9		54.4	53.9
Diluted	54.9	54.5		55.0	54.6

Please refer to Footnotes at the end of this release.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2018	December 31, 2017
ASSETS	(Unaudited)

Current Assets:
Cash and cash equivalents	$32.6	$41.9
Accounts receivable, net	359.4	317.7
Inventories	224.4	183.0
Prepaid expenses and other current assets	69.8	64.8
Total Current Assets	686.2	607.4
Property, plant and equipment, net	433.1	435.1
Goodwill	727.1	733.1
Other intangible assets, net	659.4	667.4
Deferred income taxes	23.6	23.6
Other non-current assets	236.2	227.4
Total Assets	$2,765.6	$2,694.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$247.3	$241.2
Accrued expenses and other current liabilities	227.2	234.2
Income taxes payable	29.3	29.1
Current portion of long-term debt	77.3	72.4
Total Current Liabilities	581.1	576.9
Long-term debt, net	1,706.8	1,680.7
Deferred income taxes	110.4	114.3
Other non-current liabilities	209.0	207.4
Total Liabilities	2,607.3	2,579.3

Redeemable non-controlling interest	0.3	2.2

Total Stockholders' Equity	158.0	112.5
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$2,765.6	$2,694.0

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended
	June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interest	$44.0	$53.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42.0	39.7
Amortization of stock-based compensation	13.1	2.6
Amortization of deferred financing costs	1.2	1.1
Bad debt expense	1.8	6.0
Deferred income taxes	(2.5)	(13.4)
Dividends received from unconsolidated affiliates	3.7	3.5
Equity income in earnings of unconsolidated affiliates	(7.7)	(7.1)
Gain (loss) on sale of assets	0.2	(1.3)
Foreign currency adjustments and other	(1.9)	0.7
Changes in operating assets and liabilities	(92.3)	(10.3)
Net cash provided by operating activities	1.6	75.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(40.6)	(25.9)
Other	0.6	0.9
Net cash used in investing activities	(40.0)	(25.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	732.2	718.9
Repayments of borrowings under long-term debt obligations	(697.8)	(745.9)
Proceeds from exercise of stock options	2.6	1.9
Treasury stock repurchased	(3.0)	(44.1)
Payment of deferred financing costs	—	(0.4)
Other	(3.4)	(2.7)
Net cash provided by (used in) financing activities	30.6	(72.3)
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1.5)	(5.1)
Decrease in cash and cash equivalents	(9.3)	(27.2)
CASH AND CASH EQUIVALENTS, beginning of period	41.9	65.7
CASH AND CASH EQUIVALENTS, end of period	$32.6	$38.5

Summary of Channel Sales

The following table highlights net sales information, by channel and by segment, for the three months ended June 30, 2018 and 2017:

	Three Months Ended June 30,
(in millions)	Consolidated		North America		International
	2018	2017	2018	2017	2018	2017
Wholesale (a) (b)	$602.8	$604.4	$494.3	$496.0	$108.5	$108.4
Direct (c)	66.9	54.9	33.5	29.4	33.4	25.5
	$669.7	$659.3	$527.8	$525.4	$141.9	$133.9

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality, and healthcare.
(b)	Royalty income has been reclassified into the wholesale channel for 2018 due to the new revenue recognition standard adopted on January 1, 2018.
(c)	The Direct channel includes company-owned stores, e-commerce and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated funded debt and consolidated funded debt less qualified cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income and earnings per share as a measure of operating performance or an alternative to total debt. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, providing a perspective not immediately apparent from net income and operating income. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP and these non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales or earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of GAAP net income to adjusted net income and a calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s GAAP net income to adjusted net income and a calculation of adjusted EPS for the three months ended June 30, 2018 and 2017:

	Three Months Ended
(in millions, except per share amounts)	June 30, 2018	June 30, 2017
GAAP net income	$22.8	$24.5
Restructuring costs (2)	6.9	—
Tax adjustments (3)	(1.2)	—
Adjusted net income	$28.5	$24.5

Adjusted earnings per common share, diluted	$0.52	$0.45

Diluted shares outstanding	54.9	54.5

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit and Gross Margin and Adjusted Operating Income (Expense) and Operating Margin

A reconciliation of GAAP gross profit and gross margin to adjusted gross profit and gross margin, respectively, and GAAP operating income (expense) and operating margin to adjusted operating income (expense) and operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and operating income (expense) for the three months ended June 30, 2018:

	2Q 2018
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International(4)	Margin	Corporate (5)
Net sales	$669.7		$527.8		$141.9		$—

Gross profit	$276.1	41.2%	$203.4	38.5%	$72.7	51.2%	$—

Operating income (expense)	$55.5	8.3%	$64.2	12.2%	$18.4	13.0%	$(27.1)
Adjustments	6.9		—		4.9		2.0
Adjusted operating income (expense)	$62.4	9.3%	$64.2	12.2%	$23.3	16.4%	$(25.1)

The following table sets forth the Company's reported GAAP gross profit and operating income (expense) for the three months ended June 30, 2017. The Company had no adjustments to GAAP gross profit and operating income (expense) for the three months ended June 30, 2017.

	2Q 2017
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$659.3		$525.4		$133.9		$—

Gross profit	$268.6	40.7%	$198.9	37.9%	$69.7	52.1%	$—

Operating income (expense)	$56.6	8.6%	$55.8	10.6%	$26.3	19.6%	$(25.5)

EBITDA, Adjusted EBITDA, and Consolidated Funded Debt Less Qualified Cash

The following reconciliations are provided below:

•	GAAP net income to EBITDA and adjusted EBITDA

•	Ratio of consolidated funded debt less qualified cash to adjusted EBITDA

•	Total debt to consolidated funded debt less qualified cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance, cash flow generation, and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculations of EBITDA and adjusted EBITDA for the three months ended June 30, 2018 and 2017:

	Three Months Ended
(in millions)	June 30, 2018		June 30, 2017
GAAP net income	$22.8		$24.5
Interest expense, net	24.5		22.1
Income taxes	8.6		13.1
Depreciation and amortization	27.9		26.1
EBITDA	$83.8		$85.8
Adjustments:
Restructuring costs (2)	6.9	6.9	—
Adjusted EBITDA	$90.7		$85.8

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended June 30, 2018:

Trailing Twelve Months Ended
(in millions)	June 30, 2018
GAAP net income	$138.9
Interest expense, net	111.2
Income taxes	38.6
Depreciation and amortization	107.4
EBITDA	$396.1
Adjustments:
Latin American subsidiary charges (6)	9.1
Restructuring costs (2)	6.9
Other costs (7)	3.4
Adjusted EBITDA	$415.5

Consolidated funded debt less qualified cash	$1,790.0

Ratio of consolidated funded debt less qualified cash to adjusted EBITDA	4.31 times

Under the Company's senior secured credit agreement entered into during 2016 ("2016 Credit Agreement"), adjusted EBITDA contains certain restrictions that limit adjustments to GAAP net income when calculating adjusted EBITDA. For the twelve months ended June 30, 2018, the Company's adjustments to GAAP net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2016 Credit Agreement.

The ratio of adjusted EBITDA under the Company's 2016 Credit Agreement to consolidated funded debt less qualified cash is 4.31 times for the trailing twelve months ended June 30, 2018. The Company's 2016 Credit Agreement requires the Company to maintain a ratio of consolidated funded debt less qualified cash to adjusted EBITDA of less than 5.00:1.00 times.

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated funded debt less qualified cash as of June 30, 2018. "Consolidated funded debt" and "qualified cash" are terms used in the Company's 2016 Credit Agreement for purposes of certain financial covenants.

(in millions)	June 30, 2018
Total debt, net	$1,784.1
Plus: Deferred financing costs (8)	8.5
Total debt	1,792.6
Plus: Letters of credit outstanding	23.1
Consolidated funded debt	$1,815.7
Less:
Domestic qualified cash (9)	15.3
Foreign qualified cash (9)	10.4
Consolidated funded debt less qualified cash	$1,790.0

Please refer to Footnotes at the end of this release.

Footnotes:

(1)
In the first quarter of 2017, the Company recorded $25.9 million of net charges related to the termination of the relationship with Mattress Firm Inc. "Mattress Firm". Cost of sales included $11.5 million of charges related to the write-off of customer-unique inventory and product obligations. Operating expenses included $14.4 million of net charges, which included a write-off of $17.2 million for customer incentives and marketing assets, $5.8 million of employee-related costs and $0.7 million of professional fees. These charges were offset by $9.3 million of benefit related to the change in estimate associated with performance-based stock compensation that was no longer probable of payout following the Mattress Firm termination.

(2)	Restructuring costs represent costs associated with International business segment simplification efforts, including headcount reduction, professional fees and store closures.
(3)	Tax adjustments represent adjustments associated with the aforementioned items and other discrete income tax events.
(4)	Adjustments to the International business segment represent costs associated with simplification efforts, including headcount reduction, professional fees and store closures.
(5)	Adjustments to Corporate represent professional fees incurred as a result of International simplification efforts.
(6)
In the third and fourth quarters of 2017, the Company recorded a total of $9.1 million of non-interest related charges associated with a Latin American subsidiary. Operating income includes $5.1 million of restructuring charges, which relate to the wind-down of certain operations, leadership termination charges, and professional fees, as well as $3.8 million of non-income tax charges. Other expense, net includes $0.2 million of other charges.

(7)
In the third and fourth quarters of 2017, the Company incurred a total of $3.4 million in other costs. In the third quarter of 2017, the Company recorded $3.0 million in charges for hurricane-related costs and a customer's bankruptcy. In the fourth quarter of 2017, the Company incurred $0.4 million in costs associated with an early lease termination.

(8)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(9)
Qualified cash as defined in the 2016 Credit Agreement equals 100.0% of unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.